Exhibit 99.4

WATSON PHARMACEUTICALS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Watson Pharmaceuticals, Inc. (“Watson”) acquisition of Andrx Corporation (“Andrx”) (together the “Combined Entity”) on November 3, 2006 (the “Acquisition”) and the related financing transaction on our historical financial position and our results of operations.  The following unaudited pro forma condensed combined balance sheet as of June 30, 2006 and unaudited pro forma condensed combined statement of income (loss) for the six months ended June 30, 2006 are based on the historical unaudited financial statements of Watson and Andrx, which are available from their respective Quarterly Reports on Form 10-Q that were previously filed with the Securities and Exchange Commission (“SEC”).  The following unaudited pro forma condensed combined statement of income for the year ended December 31, 2005 is based on the historical audited financial statements of Watson and Andrx, which are available from their respective Annual Reports on Form 10-K that were previously filed with the SEC.  The Acquisition has been accounted for as a business purchase combination using the purchase method of accounting under the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”) and after applying the pro forma assumptions and adjustments described in the accompanying notes to unaudited pro forma condensed combined financial information.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to unaudited pro forma condensed combined financial information, that management believes are reasonable under the circumstances.  Management’s final purchase price allocations will be included in our Annual Report on Form 10-K for the year ended December 31, 2006 (“2006 10-K”). Allocations within our 2006 10-K may differ from the preliminary allocations within this Current Report on Form 8-K/A.  The allocation of consideration for acquisitions requires extensive use of accounting estimates and management judgment to allocate the purchase price of tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values.  The purchase price for Andrx was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on a preliminary estimate of fair values at the acquisition date, with any excess being allocated to goodwill.  Significant judgment is required in determining the estimated fair values of in-process research and development (“IPR&D”), identifiable intangible assets, certain tangible assets and certain liabilities assumed.  Such a valuation requires detailed estimates and assumptions including, but not limited to, determining the timing and estimated costs to complete each in-process project, projecting the timing of regulatory approvals, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins.  Management believes the fair values assigned to the assets acquired and liabilities assumed are based on reasonable estimates and assumptions.  Preliminary fair value estimates and resulting purchase price allocations may change if additional information becomes available.

The unaudited pro forma condensed combined statements of income (loss) for the year ended December 31, 2005 and the six months ended June 30, 2006 assume the Acquisition occurred on January 1, 2005.  The unaudited pro forma condensed combined balance sheet as of June 30, 2006 assumes the Acquisition occurred on June 30, 2006.  The unaudited pro forma condensed combined financial information has been prepared by management for illustrative purposes only and is not necessarily indicative of the condensed consolidated financial position or results of operations that would have been realized had the Acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated condensed consolidated financial position or future results of operations that the Combined Entity will experience after the Acquisition.  In addition, the accompanying unaudited pro forma condensed combined statements of income (loss) do not include any expected synergies which may be achievable subsequent to the Acquisition or the impact of any one-time transaction related costs.

This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions as well as the historical consolidated financial statements and related notes of Watson and Andrx contained in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by Watson and Andrx with the SEC.

Watson Pharmaceuticals, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2006

(In thousands)

			Pro Forma		Pro Forma
	Watson	Andrx	Adjustments	Notes	Combined
ASSETS
Current assets:
Cash and cash equivalents	$600,411	$15,660	$(1,833,215)	(1)	$8,088
			(43,549)	(1)
			(12,453)	(1)
			500,939	(2b)
			763,639	(2a)
			14,000	(1)
			2,656	(11)
Marketable securities	169,037	293,457	(14,082)	(1)	5,904
			(442,508)	(2b)
Accounts receivable, net	347,813	149,712	(8,330)	(21)	489,195
Inventories	310,421	229,513	18,979	(1)	558,913
Prepaid expenses and other current assets	33,425	14,980			48,405
Assets held for sale	—	29,319			29,319
Deferred tax assets	110,950	74,142	4,741	(1)	189,833
Total current assets	1,572,057	806,783	(1,049,183)		1,329,657
Property and equipment, net	449,375	233,450	9,579	(1)	692,404
Investments and other assets	63,348	68,985	(58,431)	(2b)	82,487
			11,361	(2a)
			(2,776)	(11)
Deferred tax assets	25,550	—			25,550
Product rights and other intangibles, net	600,662	3,366	251,034	(1)	855,062
Goodwill	479,945	7,665	423,285	(1)	910,895
Total assets	$3,190,937	$1,120,249	$(415,131)		$3,896,055
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$298,639	$213,022	$12,029	(1)	$522,388
			10,883	(1)
			(12,065)	(21)
			(120)	(11)
Income taxes payable	63,895	—	3,735	(21)	67,630
Current debt	10,392	—			10,392
Deferred revenue	8,182	—			8,182
Total current liabilities	381,108	213,022	14,462		608,592

Long-term debt	574,013	—	775,000	(2a)	1,349,013
Deferred revenue	13,969	105,192	(50,140)	(1)	69,021
Other long-term liabilities	1,772	—	1,111	(1)	2,883
Deferred tax liabilities	88,785	30,152	121,888	(1)	240,825
Total liabilities	1,059,647	348,366	862,321		2,270,334
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—			—
Common stock	368	74	(74)	(1)	368
Additional paid-in capital	929,014	522,477	(522,477)	(1)	929,014
Retained earnings	1,494,713	250,471	(497,800)	(1)	996,913
			(250,471)	(1)
Accumulated other comprehensive income (loss)	7,195	(1,139)	(7,769)	(1)	(574)
			1,139	(1)
Treasury stock, at cost	(300,000)	—			(300,000)
Total stockholders’ equity	2,131,290	771,883	(1,277,452)		1,625,721
Total liabilities and stockholders’ equity	$3,190,937	$1,120,249	$(415,131)		$3,896,055

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Watson Pharmaceuticals, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

Year Ended December 31, 2005

(In thousands, except per share amounts)

			Pro Forma	Pro Forma	Pro Forma
	Watson	Andrx	Adjustments	Notes	Combined
Net revenues	$1,646,203	$1,042,025	$(44,449)	(12)	$2,587,893
			(59,276)	(18)
			3,390	(19)
Cost of sales (excludes amortization,	852,414	781,217	18,979	(5)	1,586,531
presented below)			6,621	(6)
			(1,690)	(11)
			(34,844)	(12)
			(6,400)	(14)
			(29,766)	(18)
Gross profit	793,789	260,808	(53,235)		1,001,362

Operating expenses:
Research and development	125,263	44,456	(2,706)	(6)	164,838
			(2,175)	(18)
Selling, general and administrative	260,999	180,462	(3,542)	(6)	437,857
			43	(11)
			(105)	(14)
Amortization	163,939	—	16,348	(13)	180,287
Loss on impairment	25,076	26,316			51,392
Total operating expenses	575,277	251,234	7,863		834,374
Operating income	218,512	9,574	(61,098)		166,988
Other income (expense):
(Losses) earnings on equity method investments	(2,865)	3,289	(1,720)	(11)	(1,296)
(Loss) gain on sale of securities	(401)	—			(401)
Loss on early extinguishment of debt	—	(1,160)			(1,160)
Interest income	19,321	11,127	73	(11)	981
			(29,540)	(16)
Interest expense	(14,524)	(1,936)	(51,159)	(15)	(67,619)
Other (expense) income	(627)	—			(627)
Total other income (expense), net	904	11,320	(82,346)		(70,122)
Income before income taxes	219,416	20,894	(143,444)		96,866
Provision (benefit) for income taxes	81,183	(41,572)	(53,237)	(20)	(13,626)
Net income from continuing operations	$138,233	$62,466	$(90,207)		$110,492
Earnings per share:
Basic	$1.32				$1.05
Diluted	$1.21				$0.98

Weighted average shares outstanding:
Basic	104,949				104,949
Diluted	120,021				120,021

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Watson Pharmaceuticals, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income (Loss)

Six Months Ended June 30, 2006

(In thousands, except per share amounts)

			Pro Forma	Pro Forma	Pro Forma
	Watson	Andrx	Adjustments	Notes	Combined
Net revenues	$917,589	$496,180	$(37,249)	(12)	$1,354,141
			(22,788)	(18)
			409	(19)
Cost of sales (excludes amortization,	565,614	410,593	360	(6)	931,698
presented below)			(152)	(11)
			(29,070)	(12)
			(1,170)	(14)
			(14,477)	(18)
Gross profit	351,975	85,587	(15,119)		422,443

Operating expenses:
Research and development	60,962	26,547	(913)	(6)	85,991
			(605)	(18)
Selling, general and administrative	137,524	84,412	(1,411)	(6)	213,875
			24	(11)
			(54)	(14)
			(6,620)	(17)
Amortization	82,201		8,174	(13)	90,375
Loss on impairment	66,981				66,981
Total operating expenses	347,668	110,959	(1,405)		457,222
Operating (loss) income	4,307	(25,372)	(13,714)		(34,779)
Other income (expense):
Earnings on equity method investments	1,454	1,291	(185)	(11)	2,560
Gain on sales of securities	3,695	—			3,695
Loss on early extinguishment of debt	(525)	—			(525)
Interest income	13,165	7,873	57	(11)	779
			(20,316)	(16)
Interest expense	(6,623)	—	(25,169)	(15)	(31,792)
Other expense	8	—			8
Total other income, net	11,174	9,164	(45,613)		(25,275)
Income (loss) before income taxes	15,481	(16,208)	(59,327)		(60,054)
Provision (benefit) for income taxes	5,867	(5,644)	(22,306)	(20)	(22,083)
Net income (loss) from continuing operations	$9,614	$(10,564)	$(37,021)		$(37,971)

Earnings (loss) per share:
Basic	$0.09				$(0.37)
Diluted	$0.09				$(0.37)

Weighted average shares outstanding:
Basic	101,742				101,742
Diluted	102,125				101,742

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Watson Pharmaceuticals, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1)           Under the purchase method of accounting, the total estimated consideration, as indicated in the following table, is allocated to Andrx’s tangible and identifiable intangible assets and liabilities based on their estimated fair values as of the date of completion of the Acquisition. The estimated consideration is allocated as follows ($ in thousands):

	Note	Amount
Calculation of consideration:
Cash consideration to Andrx shareholders		$1,833,215
Cost of shares currently held		1,572
Intrinsic value of Andrx stock options and restricted stock		43,549
Estimated direct transaction fees and expenses		12,453
Total consideration		1,890,789

Preliminary allocation of consideration:
Book value of Andrx’s net assets		(771,883)

Net adjustment for divestiture of assets	(3)	(3,117)

Adjustments to historical net book value:
Deferred revenue and lease fair value adjustment	(4)	(49,029)
Inventory	(5)	(18,979)
PP&E	(6)	(9,579)
Intangible assets	(7)	(251,034)
Accrued severance	(8)	12,029
Deferred tax liability	(9)	121,888
IPR&D	(10)	(497,800)
Adjustment to goodwill		$423,285

Cash consideration to Andrx shareholders is based upon approximately 73.9 million common shares outstanding as of November 3, 2006 at $25 per share, reduced by the number of shares currently held by Watson.

Fair value of stock options is represented by the intrinsic value of vested Andrx stock options calculated as the difference between $25, the offer price as determined in the Merger Agreement, and the exercise price of the Andrx stock options.  Fair value of restricted stock units is calculated as $25 times the number of shares of common stock represented by each restricted stock unit.

The allocation of consideration for acquisitions requires extensive use of accounting estimates and management judgment to allocate the purchase price of tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values.  The purchase price for Andrx was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date.  Such valuations and allocations require detailed estimates and assumptions including but not limited to determining the timing and estimated costs to complete each in-process project, projecting the timing of regulatory approvals, estimating future cash flows and direct costs in addition to developing the appropriate discount rates and current market profit margins.  Management believes the fair values assigned to the assets acquired and liabilities assumed are based on reasonable estimates and assumptions.  Preliminary fair value estimates and resulting purchase price allocations may change if additional information becomes available.

Includes the elimination of Andrx’s historical equity accounts at June 30, 2006.

(2)           (a). Reflects the receipt of net proceeds from the Senior Credit Facility with Canadian Imperial Bank of Commerce.  Although the actual draw on the Senior Credit Facility on November 3, 2006 was $650 million, the pro forma draw reflected herein includes an additional $125 million representing the additional amount that would have been borrowed if the Acquisition would have occurred on June 30, 2006.  Advances under the Senior Credit Facility have been reduced by the actual deferred financing costs incurred.

(b). Also reflects the receipt of proceeds from the liquidation by Watson and Andrx of certain marketable securities, short term and long-term liquid investments to finance a portion of the Andrx acquisition.

(3)           In order to obtain regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), in connection with the Acquisition, Andrx was required to divest certain assets.  Accordingly, represents net cash proceeds for transfer of certain product rights net of cash payments for transfer of a supply agreement as well as the assumption of liabilities for the transfer of certain equipment and technology.  The divested Andrx products include:

•      Glipizide ER

•      Tri-Previfem

•      Previfem

(4)           Represents fair value adjustments for assumed leases and deferred revenue balances.

The deferred revenue balances relate to contract manufacturing obligations for the products Fortamet and Altoprev.

Preliminary identification and allocation of fair value for deferred revenue balances was based on the provisions of SFAS 141.  Fair values of deferred revenue balances were estimated by performing a discounted cash flow analysis of future contract manufacturing obligations to adjust historical balances to fair value which would reflect current market profit margins when amortized related to the contract manufacturing revenue streams.

(5)           Represents the estimated adjustment to mark up inventory to fair value, less costs to sell.

(6)           Represents the estimated adjustment to record acquired property, plant and equipment at fair value as well as adjustments to historical depreciation charges for estimated depreciation based on fair value adjustments.

(7)           Of the total estimated consideration, approximately $102 million has been allocated to core technology intangibles and customer relationships that are expected to be amortized over a weighted average useful life of 15 years, $77 million has been allocated to developed products with a weighted average useful life of 8 years and approximately $76 million to Trade Name with an indefinite life.

Preliminary identification and allocation of fair value to identified intangible assets was based on the provisions of SFAS 141.  Fair values of identified intangible assets were estimated by performing a discounted cash flow analysis using the “income” approach. This method utilizes forecasts of direct revenues and costs associated with each respective identifiable intangible asset valued and include charges for the use of contributory assets employed to generate future income streams over each intangibles expected useful life.  Net cash flows attributable to each identifiable intangible asset are discounted to their present value at rates commensurate with perceived risks.

A partial list of cash flow assumptions utilized for each of the identified intangible assets included consideration of existing operating margins, the number of existing and potential competitors, product pricing patterns, product market share analysis, product approval dates and product launch dates.

A partial list of considerations utilized in developing estimates of expected useful lives included the effects of competition, customer attrition rates, consolidation within the industry and generic product lifecycle estimates.  As Watson intends to continue to use the Anda trade name indefinitely, an indefinite life was assigned.

Among the factors that contributed to a purchase price allocation resulting in the recognition of goodwill were a history of operating margins and profitability, a strong research and development department and a leadership position in the ability to formulate and commercialize difficult-to-replicate controlled-release pharmaceutical products which will enable us to expand our product offerings and offer our customers a greater breadth of product offerings.

(8)           Represents severance amounts due to Andrx employees as a result of the Acquisition accounted for in accordance with Emerging Issues Task Force Abstract Issue No. 95-3 “Recognition of Liabilities in Connection with a Purchase Business Combination.”

(9)           Reflects a deferred income tax liability representing the estimated impact of purchase accounting adjustments for tangible and identifiable intangible assets acquired and liabilities assumed.  This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of tangible and identifiable intangible assets acquired at an estimated statutory tax rate of approximately 38%.  This estimate is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed.

(10)         Reflects the estimated fair value of IPR&D projects that, as of the closing date of the Acquisition, will have no alternative future use.  This fair value estimate is preliminary and was determined based upon management estimates and assumptions.  The final fair value determination for IPR&D may differ from this preliminary determination.  As IPR&D is directly attributable to the Acquisition and will not have a continuing impact on results of operations, it is not reflected in the unaudited pro forma combined condensed statements of income (loss).  However, this item will be recorded as an expense in the period the Acquisition is completed.

IPR&D projects included in our preliminary valuation include over thirty controlled or immediate release products at various stages of research and development.  These IPR&D projects have been valued through discounted cash flow analysis utilizing the “income” approach at rates commensurate with their perceived risks, which for these IPR&D projects ranged between 17-20%.  A partial list of cash flow considerations utilized for each of the IPR&D projects included an evaluation of a projects estimated cost to complete, future product prospects and competition, product lifecycles, expected date of market introduction and expected pricing and cost structure.

The major risks and uncertainties associated with the timely and successful completion of these IPR&D projects include delays caused by legal actions brought by our competitors and the timing of our receipt of necessary regulatory approvals.  No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change or the timely completion of each project to commercial success will occur.  For these and other reasons, actual results may vary significantly from estimated results.

(11)         Represents the consolidation of financial position and results of ANCIRC Pharmaceuticals, a joint venture of Watson and Andrx, which, after the Acquisition, becomes wholly owned.

(12)         Represents the elimination of net sales and cost of sales for product sales between Watson and Andrx for the respective periods.

 (13)        Represents increased amortization for fair value adjustments of identified intangible assets with definite lives.  The increase in amortization expense for each period is based on a weighted average useful life of 8 to15 years as follows:

	Useful		Year Ended	Six Months Ended
($ in thousands)	Life	Fair Value	December 31, 2005	June 30, 2006

Core Technology - Andrx	15	$52,500	$3,500	$1,750
Customer Relationships - Anda	15	49,100	3,273	1,637
Developed Products	8	76,600	9,575	4,787
		$178,200	$16,348	$8,174

A $50 million increase or decrease in value allocated to identified intangible assets with definite lives would increase or decrease annual amortization by approximately $3.3 to $6.3 million.

(14)         To eliminate Andrx historical amortization expense from cost of sales and selling, general and administrative expenses, as pro forma amortization expense is calculated above in Note 13.

(15)         Reflects higher interest expense and amortization of debt issue costs related to the issuance of $650 million on the senior term loan facility and a $125 million pro forma draw under the revolving credit facility representing the additional amount that would have been borrowed if the Acquisition would have occurred on June 30, 2006.  Estimated interest expense on the funds drawn on the Senior Credit Facility assumes an interest rate of 6.10% (current LIBOR of 5.35% plus 0.75%) and is calculated as follows:

	Year Ended	Six Months Ended
($ in thousands)	December 31, 2005	June 30, 2006

Senior term loan facility	$47,275	$23,443
Revolving credit facility (unused facility fee only)	375	186
Amortization of debt issue costs	3,509	1,540
	$51,159	$25,169

A 1/8 % increase or decrease in the interest rate would increase or decrease interest expense by approximately $1.0 million.

 (16)        Reflects lower interest income due to the use of Watson and Andrx cash, marketable securities and certain long-term investments to finance a portion of the Acquisition.

(17)         Reflects elimination of Andrx pre-acquisition merger costs that will not have an ongoing impact on combined operations.

 (18)        Reflects adjustments to net sales, cost of sales and research and development expenses to reflect the elimination of divested products by the Combined Entity in order to obtain regulatory approval under the HSR Act for the Acquisition.  The divested products include:

•      Hydrocodone/Ibuprofen 7.5/200 mg Tab 100

•      Glipizide ER

•      Tri-Previfem

•      Previfem

(19)         Represents an adjustment to deferred revenue amortization for sales of Fortamet and Altoprev products during the period to reflect a current market profit margin on existing Fortamet and Altoprev contract manufacturing obligations.

(20)         Represents the income tax effect for unaudited pro forma condensed combined statement of income (loss) adjustments using an estimated effective tax rate of approximately 38%.

(21)         Reflects the elimination of intercompany balances and a reclassification to conform to Watson presentation.